      As filed with the Securities and Exchange Commission on September 30, 1998
                                               Registration Statement No. 333-__
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  VENCOR, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                             61-1323993
    (State or other jurisdiction        (I.R.S. Employer Identification No.)
  of  incorporation or organization)


                               3300 AEGON CENTER
                             400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY  40202
                    (Address of Principal Executive Offices)

                         VENCOR RETIREMENT SAVINGS PLAN
                  (Additional Shares) (Full title of the plan)

                                 JILL L. FORCE
                     Senior Vice President, General Counsel
                            and Assistant Secretary
                                  Vencor, Inc.
                               3300 Aegon Center
                             400 West Market Street
                          Louisville, Kentucky  40202
                    (Name and address of agent for service)
                                 (502) 596-7300
                    (Telephone number, including area code,
                             of agent for service)
                                    ________

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                           Proposed             Proposed maximum
Title of securities      Amount to be      maximum offering     aggregate offering     Amount of
to be registered         registered        price per share(1)   price(1)               registration fee
-------------------      ------------      ------------------   ------------------     ----------------
Common Stock, par        5,000,000 shares       $4.4375            $22,187,500            $6,545.31
value $0.25 per share
-------------------------------------------------------------------------------------------------------

---------------
(1) Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, and is based on the average of the high and low prices per share as reported on the New York Stock Exchange on September 25, 1998.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Vencor Retirement Savings Plan described herein.

                                    PART II
                                    -------

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          --------------------------------------------------

     Vencor, Inc. (the "Company") previously filed a Registration Statement ("Initial Registration Statement") on Form S-8 (Reg. No. 33-51359) under its former name (Vencor Healthcare, Inc.) covering 1,500,000 shares of the Company's Common Stock issuable under the Vencor Retirement Savings Plan (the "Plan"). This Registration Statement is being filed for the purpose of registering 5,000,000 additional shares of the Company's Common Stock for issuance under the Plan. Pursuant to General Instruction E of Form S-8, the contents of the Initial Registration Statement are incorporated by reference into this Registration Statement except for Items 3, 5, 6, 8 and 9 set forth below.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
------   ----------------------------------------

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") (Comm. File No. 001-14057) are incorporated into this Registration Statement by reference:

(a)  The Company's Form 10, as amended, dated April 27, 1998.

(b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(c)  The Company's Current Report on Form 8-K dated April 30, 1998.

(d)  The Company's Current Report on Form 8-K dated June 18, 1998.

(e)  The Company's Current Report on Form 8-K dated July 15, 1998.

(f)  The Company's Current Report on Form 8-K dated September 4, 1998.

(g)  The Company's Current Report on Form 8-K dated September 16, 1998.

(h)  The Company's Current Report on Form 8-K dated September 25, 1998.


     The Plan's Annual Report on Form 11-K for the year ended December 31, 1997, which was filed by the predecessor to the Company, Ventas, Inc. (Comm. File No. 1-10989), is incorporated into this Registration Statement by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the filing date of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
-------  ---------------------------------------

     Jill L. Force is Senior Vice President, General Counsel and Assistant Secretary of the Company. Jill L. Force beneficially owns approximately 149,837 shares of the Company's common stock, par value $.25 per share and 50,973 shares of the Company's 6% Series A Non-Voting Convertible Preferred Stock. Ms. Force is rendering the opinion as to the validity of the securities being registered hereunder.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------  ------------------------------------------

     Section 145 of the Delaware General Corporation Law ("GCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person's conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. Indemnification and advancement of expenses provided for or granted pursuant to
Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

     The Company's Restated Certificate of Incorporation provides that each person who is or was or has agreed to become a director or officer of the Company, or each such person who is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company, in accordance with the Company's Restated By-laws, to the fullest extent permitted from time to time by the GCL, as the same exists or may hereafter be amended or any other applicable laws as presently or hereinafter in effect. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company's Board of Directors or is proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's Restated Certificate of Incorporation or otherwise by the Company. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater than or different from that provided in the Company's Restated Certificate of Incorporation.

     The Company's Restated By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, or employee of the Company or any such person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or employee, or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by the Company to the fullest extent authorized by the GCL as the same exists or may in the future be amended against all expenses, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

     Pursuant to the Company's Restated By-laws, if a claim is not paid in full by the Company after a written claim has been received by the Company, the Claimant may bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the Claimant will also be entitled to be paid the expense of prosecuting such claim.

     The Company's Restated By-laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's By-laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Restated Certificate of Incorporation, the Company's Restated By-laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company currently has in effect officers and directors liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under these policies is $40 million in the aggregate annually for coverages in excess of deductibles.

ITEM 8.  EXHIBITS.
-------  ---------

     The following exhibits are filed as part of this Registration Statement:

     4.1 Restated Certificate of Incorporation of the Company. Exhibit 3.1 to the Company's Form 10, as amended, dated April 27, 1998 (Comm. File No. 001-14057) is hereby incorporated by reference.

     4.2 Amended and Restated Bylaws of the Company. Exhibit 3.2 to the Company's Form 10, as amended, dated April 27, 1998 (Comm. File No. 001-14057) is hereby incorporated by reference.

     5.1   Opinion of Jill L. Force.

    23.1   Consent of Ernst & Young, LLP.

    23.2   Consent of Jill L. Force (included in Exhibit 5).

    24.0 Power of Attorney (Included on signature page of Registration Statement on Form S-8).

     In reference to Exhibit 5.1, the Company undertakes that it will submit the Vencor Retirement Savings Plan, as amended and restated, to the Internal Revenue Service (the "IRS") in order to qualify the Plan under Section 401 of the Internal Revenue Code, as amended, and will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.  UNDERTAKINGS.
-------  -------------

(a)  The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Company of expenses incurred or paid by a director, officer or controlling person of Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on September 30, 1998.


                                     VENCOR, INC.

                                     By:  /s/ W. Bruce Lunsford
                                          ---------------------------------
                                          W. Bruce Lunsford
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Bruce Lunsford, Richard A. Lechleiter and Jill
L. Force, and each of them with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY STATE OR OTHER REGULATORY AUTHORITY, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SUCH ATTORNEY-IN-FACT AND AGENT, OR HIS OR HER SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

   Name and Signature                Title             Date


/s/ Ulysses L. Bridgeman, Jr.       Director      September 30, 1998
------------------------------
Ulysses L. Bridgeman, Jr.


/s/ Elaine L. Chao                  Director      September 30, 1998
------------------------------
Elaine L. Chao


/s/ Stanley C. Gault                Director      September 30, 1998
------------------------------
Stanley C. Gault

/s/ Donna R. Ecton                  Director                September 30, 1998
------------------------------
Donna R. Ecton


/s/ Richard A. Lechleiter           Vice President,         September 30, 1998
------------------------------      Finance and
Richard A. Lechleiter               Corporate Controller
                                    (Principal Accounting
                                    Officer)


/s/ William H. Lomicka              Director                September 30, 1998
------------------------------
William H. Lomicka


/s/ W. Bruce Lunsford               Chairman of the Board,  September 30, 1998
------------------------------      President, Chief
W. Bruce Lunsford                   Executive Officer
                                    (Principal Executive
                                    Officer) and Director


/s/ R. Gene Smith                   Vice Chairman of the    September 30, 1998
------------------------------      Board and Director
R. Gene Smith

     Pursuant to the requirements of the Securities Act of 1933, as amended, the persons charged with administering the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on September 30, 1998.


                                     VENCOR RETIREMENT SAVINGS PLAN

                                     BY:  /s/ Cecelia A. Hagan
                                          --------------------------------
                                          Cecelia A. Hagan
                                          Chairperson of the Retirement
                                          Committee